PennantPark Floating Rate Capital Ltd. Announces Financial Results for the Quarter and Year Ended September 30, 2011

NEW YORK, NY - (Marketwire - November 17, 2011) - PennantPark Floating Rate Capital Ltd. (NASDAQ: PFLT), “we," “our,” “us” or “Company” today announces financial results for its fourth and year ended September 30, 2011.

HIGHLIGHTS

For the period from March 4, 2011 (commencement of operations) to September 30, 2011 ($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio	$110.7
Net assets	$92.1
Net asset value per share	$13.44
Credit facility (cost-$24.7)	$24.7

Yield on debt investments at period-end	8.0%

Operating Results:	Period Ended	Quarter Ended
Net investment income per share	$0.05	$0.18
Debt issuance costs per share	$0.20	-
Net investment income	$0.3	$1.2
Distributions declared per share	$0.25	$0.20

Portfolio Activity:
Purchases of long-term investments	$147.5	$32.7
Sales and repayments of long-term investments	$33.2	$5.4

Number of new portfolio companies invested	50	12
Number of portfolio companies at end of period	38	38

CONFERENCE CALL AT 10:00 A.M. ET ON NOVEMBER 18, 2011

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Friday, November 18, 2011 to discuss the fourth quarter and partial year 2011 financial results. All interested parties are welcome to participate. You can access the conference call by dialing (877) 780-3381 approximately 5-10 minutes prior to the call. International callers should dial (719) 325-2100. All callers should reference PennantPark Floating Rate Capital Ltd. An archived replay of the call will be available through December 2, 2011 by calling (888) 203-1112. International callers please dial (719) 457-0820. For all phone replays, please reference conference ID #8066498.

PORTFOLIO AND INVESTMENT ACTIVITY

As of September 30, 2011, our portfolio totaled $110.7 million and consisted of $94.3 million of senior secured loans, $9.3 million of second lien secured debt, $7.0 million of subordinated debt and $0.1 million of preferred and common equity investments.

As of September 30, 2011, our overall portfolio consisted of 38 companies with an average investment size of $2.9 million, a weighted average yield on debt investments of 8.0%, and was invested 85% in senior secured loans, 9% in second lien secured debt, and 6% in subordinated debt, preferred and common equity investments.

For the three months ended September 30, 2011, we invested $32.7 million in 12 new portfolio companies with a weighted average yield on debt investments of 8.2%. For the same period, sales and repayments of investments totaled $5.4 million.
For the period March 4, 2011 (commencement of operations) to September 30, 2011, we invested $147.5 million in 50 portfolio companies with a weighted average yield on debt investments of 7.6%. For the same period, sales and repayments of investments totaled $33.2 million.

RESULTS OF OPERATIONS
Set forth below are the results of operations for the three months ended September 30, 2011 and for the period March 4, 2011 (commencement of operations) to September 30, 2011.
Investment Income
Investment income for the three months ended September 30, 2011, was $2.0 million, and was primarily attributable to $1.6 million from senior secured loan investments, and the remaining from second lien secured debt and subordinated debt.

Investment income for the period March 4, 2011 (commencement of operations) to September 30, 2011, was $2.9 million, and was primarily attributable to $2.4 million from senior secured loan investments, $0.4 from second lien secured debt investments, and $0.1 million from subordinated debt investments. We intend to deploy capital from our new credit facility to grow both our portfolio and investment income over time.

Expenses

Expenses for the three months ended to September 30, 2011, totaled $0.8 million. Of this total, base management fees for the same period totaled $0.3 million, credit facility related expenses totaled $0.2 million, and general and administrative expenses totaled $0.3 million.

Expenses for the period from March 4, 2011 (commencement of operations) to September 30, 2011, totaled $2.6 million. Of this total, base management fees for the same period totaled $0.4 million, debt-issuance costs (non-recurring) totaled $1.4 million, credit facility expenses totaled $0.1 million and general and administrative expenses totaled $0.7 million.

Net Investment Income

Net investment income totaled $1.2 million, or $0.18 per share for the three months ended September 30, 2011. Net investment income totaled $0.3 million, or $0.05 per share, for the period from March 4, 2011 (commencement of operations) to September 30, 2011.

Net Realized Gains
Sales and repayments of investments for the three months ended September 30, 2011 totaled $5.4 million, and there were no realized gains.
Sales and repayments of investments for the period from March 4, 2011 (commencement of operations) to September 30, 2011 totaled $33.2 million, and net realized gains totaled $0.3 million.
Net Unrealized Depreciation on Investments and Credit Facility
Net unrealized depreciation on investments totaled $4.0 million for the three months ended September 30, 2011. There was no change in unrealized (appreciation) depreciation on the credit facility for the same period.
Net unrealized depreciation on investments total $4.1 million for the period March 4, 2011 (commencement of operations) to September 30, 2011. There was no change in unrealized (appreciation) depreciation on the credit facility for the same period.
Net Decrease in Net Assets Resulting from Operations
Net decrease in net assets resulting from operations totaled $2.8 million, or $0.41 per share, for the three months ended September 30, 2011.
Net decrease in net assets resulting from operations totaled $3.5 million, or $0.51 per share, for the period from March 4, 2011 (commencement of operations) to September 30, 2011.
LIQUIDITY AND CAPITAL RESOURCES
Our liquidity and capital resources are derived from proceeds of our initial public offering, our credit facility, and cash flows from operations, including investment sales and income earned. Our primary use of funds from operations included investments in portfolio companies and other operating expenses we incur. We used, and expect to continue to use, these capital resources as well as proceeds from rotation within our portfolio and from public and private offerings of securities and our credit facility to finance our investment objective.
On June 23, 2011, we entered into a five-year senior secured revolving credit facility with affiliates of SunTrust Robinson Humphrey, Inc. The credit facility allows us to borrow up to $100.0 million and contains an accordion feature whereby the credit facility can be expanded to $600.0 million. As of September 30, 2011, we had $24.7 million in outstanding borrowings under the credit facility with a rate of 2.53%, exclusive of the 0.50% on undrawn commitments. We had $75.3 million available under our credit facility subject to various restrictions and covenants as of September 30, 2011.
For the period March 4, 2011 (commencement of operations) to September 30, 2011 and for the three months ended September 30, 2011, we generated operating cash flows primarily from interest earned on debt investments and sales of investments. Our primary use of funds from operations during the same period consisted of investments in portfolio companies, payments of fees, and other operating expenses we incurred. Our operating activities used cash of $113.7 million for the period March 4, 2011 (commencement of operations) to September 30, 2011, and our financing activities provided cash of $120.7 million for the same period, primarily from our common stock offering and borrowings under the credit facility.
DISTRIBUTIONS
For the period from March 4, 2011 (commencement of operations) to September 30, 2011, we declared distributions of $0.25 per share, for total distributions of $1.7 million. For the three months ended September 30, 2011, we declared distributions of $0.20 per share, for total distributions of $1.4 million. Distributions are paid from taxable earnings and may include a return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in its periodic report filed with the SEC.
AVAILABLE INFORMATION
The Company makes available on its website its report on Form 10-K filed with the Securities and Exchange Commission and stockholders may find the report on our website at www.pennantpark.com.

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(Audited)

September 30, 2011
Assets
Investments at fair value
Non-controlled, non-affiliated investments, at fair value (cost-$114,829,621)	$110,724,241
Cash equivalents	6,987,450
Interest receivable	732,695
Receivable for investments sold	2,467,500
Prepaid expenses and other assets	163,374
Total assets	121,075,260
Liabilities
Distributions payable	479,547
Payable for investments purchased	990,000
Unfunded investments	2,323,250
Credit facility payable (cost-$24,650,000)	24,650,000
Interest payable on credit facility	150,246
Management fee payable	266,432
Accrued other expenses	143,680
Total liabilities	29,003,155
Net Assets
Common stock, 6,850,667 shares are issued and outstanding. Par value is $0.001 per share and 100,000,000 shares are authorized.	6,851
Paid-in capital in excess of par value	97,251,174
Distributions in excess of net investment income	(1,392,528)
Accumulated net realized gain on investments	311,988
Net unrealized depreciation on investments	(4,105,380)
Total net assets	$92,072,105
Total liabilities and net assets	$121,075,260
Net asset value per share	$13.44

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
(Audited)

For the period from March 4, 2011 (commencement of operations) to September 30, 2011
Investment income:
From non-controlled, non-affiliated investments:
Interest	$2,946,599
Expenses:
Base management fee	365,433
Interest and expenses on the credit facility	155,913
Administrative services expenses	182,995
Other general and administrative expenses	556,076
Expenses before debt issuance costs	1,260,417
Debt issuance costs	1,366,043
Total expenses	2,626,460
Net investment income	320,139

Realized and unrealized gain (loss) on investments:
Net realized gain on non-controlled, non-affiliated investments	311,988
Net unrealized (depreciation) on:
Non-controlled, non-affiliated investments	(4,105,380)
Net realized and unrealized loss from investments	(3,793,392)

Net decrease in net assets resulting from operations	$(3,473,253)

Net decrease in net assets resulting from operations per common share	$(0.51)
Net investment income per common share	$0.05

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.
PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans. From time to time, the Company may also invest in mezzanine debt and equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.
FORWARD-LOOKING STATEMENTS
This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT:	Aviv Efrat
PennantPark Floating Rate Capital Ltd.
Reception: (212) 905-1000
www.pennantpark.com